Exhibit 99.2

- Answers Corporation 4th Quarter 2007 Conference Call -

Answers Corporation
4th Quarter 2007 Conference Call
4:30PM EST, March 6, 2008

PARTICIPANTS:
Robert Rosenschein, Chairman & CEO
Steve Steinberg, CFO
Bruce Smith, Chief Strategic Officer

Bruce Smith

Good afternoon, and welcome to Answers Corporation’s Fourth Quarter and Full Year 2007 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Robert Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, let’s cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to improve traffic and monetization; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced recently; a decision by Google to stop directing user traffic to Answers.com through its definition link; and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent quarterly report on Form 10-Q.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, we will be discussing non-GAAP financial measures, including adjusted EBITDA. We provide a reconciliation of non-GAAP financial measures, including adjusted EBITDA, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures in today’s earnings release posted on our corporate Website at: ir.answers.com.

With that said, I’ll turn the call over to Bob Rosenschein.

Bob Rosenschein

Good afternoon and welcome. The amazing thing about Q4 was—that it came after a tough Q3. For those of you who forgot, last summer our Answers.com traffic took a body blow when Google adjusted its ranking system to favor dynamic, fast-changing content. We sustained that blow, adapted, and came back stronger than ever in one quarter flat.

•                  Record ad revenues reached almost $3 million in Q4, slightly above the top end of our revised guidance.

•                  We returned to positive adjusted EBITDA in Q4, as promised, with $180 thousand.

•                  Now consider year-over-year progress. Since 2005, our annual revenues jumped from $2 million to $7 million to $11 million. In 2008, we’re projecting a top line of $15-18 million, or roughly another 40-60% growth year. And cash-flow positive.

•                  The big star, of course, has been WikiAnswers, according to comScore the fastest growing Web property counting unique US users, for all of 2007, with 573% growth.

•                  We ourselves did not fully realize when we bought WikiAnswers for $2 million in November 2006 just how fast or profitably it would spread. In fact, we now expect it become even bigger than Answers.com by the second half of this year.

Let me talk with you for a minute about what happened with Lexico. Obviously we were disappointed that we could not complete this acquisition. The strategic benefits, especially diversifying our traffic sources away from search engines, has always been compelling. However, market conditions were poor, and we couldn’t get it done. On the positive side, we had the opportunity to share the story with dozens of institutional investors.

For now, we’re extremely busy refocusing on our own expanding business.

Let me run through a few numbers which highlight how WikiAnswers growth has been simply phenomenal:

•                  Average daily page views jumped from 293,000 in Q1 to 1,152,000 in Q4.

•                  Sequential monthly traffic growth rates were: July 21%, August 11%, September 30%, October 30%, November 17%, even December (with the holidays) 6%, and January 35%. I repeat, these numbers are month-over-month.

•                  New questions per day in December were 6,600, up from  2,500 in June.  We are currently averaging over 10,500 per day.

•                  New answers per day in December were 3,200, up from only 950 in June. We are currently averaging roughly 5,500 per day. By the way, this past Sunday, we recorded our millionth answer in WikiAnswers.

•                  New registered users per day in December were 1,900. That’s  up from 1,050 in September, and 900 in June.  We are currently averaging roughly 2,500 per day. By the way, on February 25, user #600,000 registered with the community.

•                  This impressive content and traffic added materially to our top line. WikiAnswers contributed $1.3 million in revenue in 2007, growing from $116,000 in Q1 to $704,000 in Q4. And remember, we bought WikiAnswers for only $2 million in November 2006.

What’s encouraging about this kind of Social Knowledge

community is that we’re witnessing a network effect. Content begets traffic. Traffic brings more questions, which yield more answers. Which generates more traffic. This is a self-sustaining, reinforcing cycle of growth.

Our corporate mission remains — to become the premier online provider of Answers about anything. The continued success of Answers.com, along with turning WikiAnswers into the #1 Q&A site, with the world’s largest repository of questions and answers, brings us closer to that goal.

Oh, and this just in… at 2:34PM ET today, we received our 2 millionth question posted to WikiAnswers. It took 5 years to reach the 1-million milestone and less than 5 months to achieve the 2nd.

With that, I’ll turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our Q4 financials.

Steve…

Steve Steinberg:

Thanks, Bob, and good afternoon. I will now review our Q4 2007 financial performance. For a detailed review of our annual performance, please see our Form 10-K, which will be filed later this month. We plan to file a form 12b-25, which will give us until the end of the month to file our Form 10-K. We need the extra time in order to complete the SOX-404 opinions that we plan to include in our Form 10-K filing.

First the highlights:

Q4 revenues were $2,991,000, an increase of 19% compared to

the same period in 2006, and an increase of 35% compared to the $2,208,000, reported in Q3. The GAAP net loss in Q4 was $617,000, compared to the Q3 GAAP net loss of $1,950,000. We had adjusted EBITDA of positive $180,000 in Q4, compared to Q3 adjusted EBITDA of negative $733,000.

Now… some details:

The breakdown of our Q4 revenues of $2,991,000 is as follows. $2,270,000, or 76% of our revenue, was from Answers.com, while $704,000, or 24%, was from WikiAnswers. The remaining $17,000  resulted from licensing our service.

WikiAnswers growth over the past few quarters has been extraordinary. Average daily page views in Q1, Q2, Q3 and Q4 of 2007 were 293,000, 440,000, 639,000 and 1,152,000. WikiAnswers revenues in Q1, Q2, Q3 and Q4 were $116,000, $177,000, $304,000 and $704,000 respectively. That’s revenue growth of over 500% in just three quarters. Q4 RPM for WikiAnswers was $6.64 up from $5.17 in Q3.

Answers.com — average daily page views this quarter increased by a moderate 5% to 3.9 million from 3.7 million in Q3. Answers.com average RPM in Q4 increased 16% to $6.29, from $5.42 in Q3 primarily due to our direct ad sales effort which generated $575,000 of revenue this quarter - $525,000 of that direct ad  revenue was for Answers.com.

We continue to believe that, going forward, RPMs from third-party monetization partners will fluctuate somewhat around current levels, with future potential RPM upside coming from our direct ad sales efforts.

Adjusted operating expenses, meaning the operating expenses

included in our adjusted EBITDA, were $2,811,000 in Q4, compared to $2,935,000 in Q3, a net decrease of $124,000, or 4%. The headcount reduction in mid-August, which eliminated approximately $75,000 in monthly base compensation costs, was the main reason for the reduction.

Our headcount at the end of Q4 was 66, compared to 68 at the end of Q3. As of today, our headcount is 71.

Now, let’s review some balance sheet data:

Cash, investment securities and long-term deposits with banks as of December 31, 2007 were approximately $7.6 million, approximately $300,000 less than the end of the previous quarter.

Let’s talk about our Q1 2008 and full-year 2008 outlook.

We forecast that our Q1 revenues will be in a range of $2,900,000 to $3,000,000. We expect adjusted EBITDA to be in a range of negative $200,000 to negative $300,000. Despite flat revenue, our adjusted EBITDA in Q1 will not be as strong as in Q4, for several reasons.

First, we are transitioning our servers from managed hosting to a ‘co-location’ facility, which we expect will save us over $1 million during the next three years. However, we need to operate both facilities in the first half of 2008, resulting in overlapping expenses. Second, annual raises. And, third, we have grown our staff slightly in Q1.

For the full year 2008, we are forecasting total revenues between $15 million and $18 million, and adjusted EBITDA between $2.5 million to $3.5 million.

A full list of the adjustments between GAAP and adjusted EBITDA can be found in today’s press release but I do want to point out one item in particular. The Q1 and full-year 2008 adjusted EBITDA does not include a charge of approximately $2,650,000 we plan to take in Q1 2008 as a result of the cancelled Lexico acquisition and follow-on offering. The largest items that comprise the charge are as follows:

1)              Reimbursing Lexico for $500,000 of transaction-related legal and accounting expenses, per agreement;

2)              Payment of a $425,000 termination fee to the firm that made available to us $8.5 million of the optional convertible debt which we never actually drew;

3)              $260,000 for a fairness opinion

4)              The remaining amounts were spent on legal, accounting, printing, travel, consultants and road show expenses.

As of December 31, 2007 we already paid $665,000 of such fees — resulting in a Q1 cash outlay of about $2 million.

Let’s turn the call over to Bruce.

Bruce Smith:

Thanks Steve.

Let me start with the reference side of Answers.com, which accounted for almost $9.5 million or 86% of our 2007 revenues.

 Answers.com traffic rose a moderate 7% sequentially in Q4 and continues only modest growth in Q1. We continue to work hard and have some new ideas about upside and regenerating Answers.com traffic growth. But, to be conservative, we forecast flat traffic for 2008, after factoring in the Google algorithm event last summer.

We had a successful Q4 for direct ad sales, with revenues of $575,000. However, due to the flat traffic of Answers.com, combined with industry weakness and normal seasonality in Q1, we expect only $200,000 in direct ad sales this quarter.

With the dramatic growth in WikiAnswers, we are also shifting our direct ad sales focus as well. WikiAnswers partnership opportunities are getting a very positive response in the market, as advertisers begin embracing user-generated media.

WikiAnswers’ biggest competitor in this space is currently Yahoo! Answers. In 2007, we grew our market share from 10% to 18%, according to Hitwise. The next 4 competitors — AnswerBag, Amazon’s Askville, AOL’s Yedda, and Microsoft’s Live Q&A — combined, only have 5.2% market share.

We also have an amazing group of WikiAnswers supervisors—people who share their interests and passions about hundreds of categories of knowledge. They communicate a great deal with us. In fact, their ideas are instrumental to drive and shape the future of the site.

After all, it is the user community that makes WikiAnswers so compelling.

I now turn the call back over to Bob.

Bob Rosenschein:

Thanks, Bruce.

When you consider our products today, Answers.com and WikiAnswers, how do you make the whole greater than the sum of the parts? The answer is cross-linking them — promotion. This means encouraging and driving traffic between the sites, to provide users richer information or satisfying their curiosity. These synergies are unique to our products. Whether a visitor is looking for a traditional reference answer or a more dynamic community-driven answer to a question, we’re going to provide it.

To summarize:

•                  After our setback last summer, we returned to record high advertising revenue and adjusted EBITDA profitability in Q4.

•                  We forecast 40-60% top-line growth and positive cash-flow in 2008.

•                  We are witnessing a powerful network effect in WikiAnswers — the fastest growing US property in 2007 — in users, traffic and revenue. It was a great acquisition for $2 million.

Finally, we want to thank you for your time and support.

Q&A (moderated by Bruce Smith):

Closing the Call (Shareholder.com Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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